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                                                                   EXHIBIT 10(r)





                       CONDITIONAL RELEASE OF COMMISSION

       This is an agreement between Gerald McMillan (McMillan) and BodyBilt Seating, Inc. (BodyBilt).

BACKGROUND AND RECITALS.

       1. Commission. McMillan and BodyBilt entered into an Employment Agreement dated January 1, 1993 (Exhibit "A"). Pursuant to Paragraphs 11 and 12 of the Employment Agreement, McMillan was entitled to receive a commission on the sale of BodyBilt under the conditions set forth therein. Effective July 31, 1994, the Employment Agreement was terminated by agreement (Exhibit "B").

       2. Contemplated transaction. Contemporaneously with the execution of this agreement, McMillan, BodyBilt and the shareholders of BodyBilt shall deliver to McMillan a letter of intent dated May 20, 1996 whereby BodyBilt will merger with a holding company formed by McMillan (hereafter referred to as "Letter of Intent"). The type of merger contemplated is known as a forward triangular merger, which will be followed by an IPO (collectively referred to as "contemplated transaction.").

       3. Dispute over commission. A dispute has arisen between McMillan and BodyBilt on whether the contemplated transaction triggers an obligation on behalf of BodyBilt to pay McMillan a commission under Paragraphs 11 and 12 of the Employment Agreement. BodyBilt and its shareholders contend that it does not trigger any obligation. McMillan contends that it does.

       4. Consideration. The parties agree that unless this dispute is resolved, it could postpone, delay, and even de-rail, the contemplated transaction. In consideration for moving the contemplated transaction towards closing an IPO, McMillan and BodyBilt have agreed to enter into this agreement. BodyBilt's consideration supporting this agreement is the delivery of the Letter of Intent by BodyBilt's shareholders to McMillan.

COVENANTS.

       5. Conditional release. In the event that the contemplated transaction actually closes through an IPO, then McMillan hereby releases BodyBilt, its shareholders, officers, and agents of any and all obligations of any type referred to in Paragraphs 11 and 12 of the Employment Agreement.

       6. Intent. The parties acknowledge that by agreement of the parties the contemplated transaction may change or vary in a variety of ways and by varying degrees from the date of delivery of the Letter of Intent until the actual funding and closing of an IPO. It is the intent of McMillan and BodyBilt that if the contemplated transaction matures into a closed IPO that all of BodyBilt's obligations under Paragraphs 11 and 12 of the Employment Agreement are completely and fully released as stated in paragraph 5 notwithstanding the fact that the final transaction may vary, slightly or significantly, from the contemplated transaction as set out in the Letter of Intent.
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       7.     No waiver.  In the event that the contemplated transaction does not close through an IPO, this agreement is null and void. Additionally, neither BodyBilt, nor McMillan, shall be able to use this agreement in any future dispute as evidence to support their position or to contradict the other's position.

Signed this 23 day of May, 1996.





/s/ GERALD McMILLAN                  May 23, 1996
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Gerald McMillan                      Date




BodyBilt Seating, Inc.


By:  /s/ MARK McMILLAN               May 23, 1996
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Mark McMillan, President             Date









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